Exhibit 10.63

SUNESIS PHARMACEUTICALS, INC.

2009 BONUS PROGRAM

Overview

The 2009 Bonus Program (the “Program”) of Sunesis Pharmaceuticals, Inc. (the “Company”) was adopted effective May 8, 2009 (the “Effective Date”). The Program is designed to motivate, retain and reward Company employees through a combination of corporate and individual performance-based incentive compensation components during the period commencing on the Effective Date and ending on March 31, 2010 (the “Performance Period”). Individuals employed by the Company during the Performance Period who are designated for participation by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and who remain employed by the Company through the Payment Date (as defined below) (each a “Participant”) shall be eligible to earn a bonus under the Program. The Program is administered by the Committee, and any decisions made in good faith by the Committee shall be final and binding on all Participants and interested parties.

The Program is designed to award a cash bonus payment (each a “Cash Bonus”) for performance during the Performance Period to Participants based in part on the level of achievement (1) by the Company of certain Company-wide objectives (the “Corporate Objectives”) and (2) by the Participant of certain individual performance objectives, which may include certain department, group and/or team objectives applicable to such Participant (the “Individual Objectives”). The Committee may require that certain objectives be achieved prior to the end of the Performance Period (e.g., such as achievement not later than December 31, 2009) in order to be eligible to qualify for payment of the Cash Bonus.

Program Objectives

The Program is intended to encourage and reward the following:

•	the achievement of Corporate Objectives,

•	the achievement of Individual Objectives,

as well as to recognize individual contributions and effort.

Determination of Program Objectives

The Corporate Objectives shall be approved by the Board of Directors, with input from the Committee, management, and generally relate to the achievement of certain research, clinical development, business development, financial, business and similar milestones. Each Corporate Objective is assigned a relative weighting from the Board of Directors, reflecting its importance to the achievement of the Company’s key results during the Performance Period; provided, however, the Board of Directors or the Committee may adjust the weighting of the Corporate Objectives in its sole discretion at any time.

In addition, the Committee has selected, as a threshold Corporate Objective, the closing of a financing or corporate transaction that provides at least $20 million of net proceeds (a “Qualifying Transaction”) on or before March 31, 2010. If a Qualifying Transaction does not occur prior to the conclusion of the Performance Period, no Cash Bonuses will be earned under the Program.

The Individual Objectives shall be set as follows:

•	For the Chief Executive Officer, the Individual Objectives shall be set by the Committee;

•

For Participants who are executive officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), other than the Chief Executive Officer (collectively, the “Executive Participants”), the Individual Objectives shall be set by the Committee based upon recommendations made by the Chief Executive Officer; and

•

For non-Executive Participants (collectively, the “Non-Executive Participants”), the Individual Objectives shall be set by each Participant’s immediate supervisor, with input from team leaders, group and department heads and others, as appropriate.

Program Bonus Targets

Under the Program, each Participant is eligible to earn a cash bonus in an amount up to a specified percentage of his or her annual base salary that is earned in 2009, with such percentage based [in part] upon the position such Participant holds with the Company (the “Bonus Target”). Under the Program, the Bonus Targets range from 25% to 40% of a Participant’s 2009 base salary for Vice President level employees and above and from 6% to 20% of a Participant’s 2009 base salary for other Participants.

Determination of Cash Bonus Payments

The Company will determine the achievement of Corporate Objectives and Individual Objectives shortly after the end of the Performance Period, as follows:

Determination of Level of Achievement of Corporate Objectives

The Committee shall determine, after receiving and considering analysis and recommendations from management, the degree to which the Corporate Objectives have been met, expressed as a percentage of Corporate Objectives achieved, taking into consideration the weighting assigned to each Corporate Objective. Based on the percentage of Corporate Objectives achieved, the Committee will then determine the final aggregate bonus pool under the Program for all Participants (the “Bonus Pool”).

Adjustment of Bonus Targets based on Level of Achievement of Corporate Objectives

Bonus Target levels for Participants will be adjusted based on level of achievement of Corporate Objectives as determined by the Committee. For example, if the Committee determines that only 80% of the Program’s Corporate Objectives are achieved, each Participant’s Bonus Target will be decreased by 20% (in other words, a Participant with a 10% Bonus Target will have that Bonus Target reduced to 8%, or 80% of 10%.) Such adjusted Bonus Targets are referred to as the “Adjusted Bonus Targets.”

Determination of Bonus Payments for Individual Participants

The actual Cash Bonus earned by a Participant is based on the Participant’s (i) level of contribution to the achievement of the Corporate Objectives; (ii) level of achievement by the Participant against his or her Individual Objectives and (iii) Adjusted Bonus Target (or, if the Bonus Target was not adjusted, the original Bonus Target). There is no set formula for determining the amount of Cash Bonus earned based on the achievement of Individual Objectives or Corporate Objectives. Rather, the Committee shall exercise its discretion in determining the amount of Cash Bonus actually earned, which determination will be final and binding. In making its determination, the Committee shall consider the following:

•	For the Chief Executive Officer, the Committee’s own evaluation of his achievements;

•	For Executive Participants, the recommendations made by the Chief Executive Officer; and

•	For Non-Executive Participants, the recommendations made by members of the Executive Committee with input from team leaders, group and department heads and supervisors, as appropriate.

In determining the actual Cash Bonus earned, the Committee may also take into account the achievement of publicly announced targets, clinical milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Timing of Cash Payments Under the Program

Payment of Cash Bonuses under the Program is expected to occur in the first quarter following the conclusion of the Performance Period, on such date as determined by the Committee in its sole discretion (the “Payment Date”). A Participant must remain employed by the Company through the Payment Date in order to earn any Cash Bonus. In no event will the Payment Date occur after March 15, 2011, as the Program is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be interpreted and administered in compliance therewith to the greatest extent possible.

Miscellaneous Provisions

Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Program shall be construed to be a guarantee that any Participant will receive all or part of a Cash Bonus or to imply a contract between the Company and any Participant.

This Program supersedes and replaces all prior cash incentive and bonus plans of the Company, other than the Change of Control Payment Plan and severance plans (both Executive and Non-Executive). The Committee may amend or terminate this Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice. Further, the Board of Directors or Committee may modify the Corporate Objectives, the Individual Objectives, the Bonus Targets and/or the weighting of the Corporate Objectives at any time.

The Program shall be interpreted in accordance with California law without reference to conflicts of law principles.